SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Mercury General Corporation

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4484 Wilshire Boulevard

Los Angeles, California 90010

NOTICE OF ANNUAL MEETING OF

SHAREHOLDERS AND PROXY STATEMENT

To The Shareholders of

Mercury General Corporation

Notice is hereby given that the Annual Meeting of Shareholders of MERCURY GENERAL CORPORATION (the “Company”) will be held at the Wilshire Plaza Hotel, 3515 Wilshire Boulevard, Los Angeles, California on May 14, 2008 at 10:00 a.m., for the following purposes:

1.	To elect nine directors for the ensuing year to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified;

2.	To approve the Mercury General Corporation Senior Executive Incentive Bonus Plan; and

3.	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 17, 2008 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

Accompanying this Notice of Annual Meeting is a proxy. WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY.

BY ORDER OF THE BOARD OF DIRECTORS,

Judy A. Walters, Secretary

Los Angeles, California

April 2, 2008

MERCURY GENERAL CORPORATION

4484 Wilshire Boulevard

Los Angeles, California 90010

PROXY STATEMENT

The Board of Directors of the Company is soliciting the enclosed proxy for use at the Annual Meeting of Shareholders of the Company to be held at 10:00 a.m. May 14, 2008, at the Wilshire Plaza Hotel, 3515 Wilshire Boulevard, Los Angeles, California. This Proxy Statement was first furnished to shareholders on or about April 2, 2008.

All shareholders who find it convenient to do so are cordially invited to attend the meeting in person. In any event, please complete, sign, date and return the proxy in the enclosed envelope.

A proxy may be revoked by written notice to the Secretary of the Company at any time prior to the voting of the proxy, or by executing a later proxy or by attending the meeting and voting in person. Unrevoked proxies will be voted in accordance with the instructions indicated in the proxies, or if there are no such instructions, such proxies will be voted FOR the election of the Board of Directors’ nominees for director and FOR approval of the Mercury General Corporation Senior Executive Incentive Bonus Plan (the “Senior Plan”). Shares represented by proxies that reflect abstentions or include “broker non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum.

Shareholders of record at the close of business on March 17, 2008 will be entitled to vote at the meeting. As of that date, 54,729,913 shares of common stock, without par value (“Common Stock”), of the Company were outstanding. Each share of Common Stock is entitled to one vote. A majority of the outstanding shares of the Company, represented in person or by proxy at the meeting, constitutes a quorum. The costs of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and proxy will be borne by the Company.

VOTING

In voting for the election of directors of the Company under the California General Corporation Law, if, prior to the commencement of voting, any shareholder has given notice of an intention to cumulate votes at the meeting, then all shareholders may cumulate their votes in the election of directors for any nominee if the nominee’s name was placed in nomination prior to the voting. Under cumulative voting, each shareholder is entitled in the election of directors to one vote for each share held by the shareholder multiplied by the number of directors to be elected, and the shareholder may cast all such votes for a single nominee for director or may distribute them among any two or more nominees as the shareholder sees fit. If no such notice is given, there will be no cumulative voting. In the absence of cumulative voting, each shareholder may cast one vote for each share held multiplied by the number of directors to be elected, but may not cast more votes than the number of shares owned for any candidate and therefore a simple majority of the shares voting will elect all of the directors. Under either form of voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

In the event of cumulative voting, the proxy solicited by the Board of Directors confers discretionary authority on the proxies to cumulate votes so as to elect the maximum number of the Board of Directors’ nominees. The proxy may not be voted for more than nine persons.

The affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at the meeting is required to approve the Senior Plan. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on this proposal, and will have the same effect as negative votes. Broker non-votes are not counted for the purpose of determining whether this matter is approved, and therefore will not have the effect of a negative vote with respect to the approval of the Senior Plan.

The Board of Directors recommends that shareholders vote FOR election of the nine directors named in this Proxy Statement to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified (see page 4) and FOR approval of the Senior Plan (see page 17).

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of March 17, 2008 by (i) each shareholder known by the Company to be a beneficial owner of more than 5% of any class of the Company’s voting securities, (ii) each director and nominee for director of the Company, (iii) each executive officer named in the Summary Compensation Table below and (iv) the executive officers and directors of the Company as a group. The Company believes that, except as otherwise noted, each individual has sole investment and voting power with respect to the shares of Common Stock indicated as beneficially owned by such individual.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Shares
George Joseph Named Executive Officer and Director	18,804,056	(1)(2)	34.4%
Gloria Joseph	9,161,600	(1)(3)	16.7%
Gabriel Tirador Named Executive Officer and Director	69,021	(4)	*
Theodore Stalick Named Executive Officer	16,040	(4)	*
Christopher Graves Named Executive Officer	16,377	(4)	*
Joanna Y. Moore Named Executive Officer	9,019	(4)	*
Michael D. Curtius Director and Executive Consultant	17,873	(4)	*
Nathan Bessin Director	7,500		*
Bruce A. Bunner Director	500		*
Richard E. Grayson Director	—		*
Charles E. McClung Director	27,500	(5)	*
Donald P. Newell Director	4,500		*
Donald R. Spuehler Director	2,000		*
All Executive Officers and Directors	19,039,633	(4)	34.79%

*	Less than 1.0% of the outstanding Common Stock.
(1)	As of October 7, 1985, George Joseph, Gloria Joseph and the Company entered into an agreement with respect to the ownership by George and Gloria Joseph of the Company’s Common Stock. The agreement provides, among other things, that the shares of Common Stock held jointly were halved and transferred into the separate names of George Joseph and Gloria Joseph under their individual and independent control. In addition, Gloria Joseph has certain rights to have her shares registered for sale pursuant to the Securities Act of 1933, as amended. The registration rights provided to Gloria Joseph will terminate at such time as she ceases to hold at least 5% of the then outstanding shares of the Company’s Common Stock.
(2)	George Joseph’s business address is: Mercury General Corporation, 4484 Wilshire Boulevard, Los Angeles, California 90010. Includes 1,600 shares held in trust for the benefit of Mr. Joseph’s daughter over which Mr. Joseph maintains dispositive and voting power.
(3)	Gloria Joseph’s business address is: Mercury General Corporation, 4484 Wilshire Boulevard, Los Angeles, California 90010.
(4)	The table includes the following shares issuable upon exercise of options that are exercisable within 60 days from March 17, 2008: Gabriel Tirador, 50,000; Theodore Stalick, 15,500; Christopher Graves, 10,400; Joanna Moore, 4,000; Michael Curtius, 5,000; all executive officers and directors as a group 88,900. The table also includes shares owned by the ESOP feature of the Company’s profit sharing plan and allocated to the executive officers of the Company.
(5)	Includes 27,500 shares held jointly with Mr. McClung’s wife.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Board of Directors of the Company has nominated and recommends for election as directors the following nine persons to serve until the next Annual Meeting of Shareholders and until their respective successors shall have been duly elected and shall qualify. All of the nominees are presently directors of the Company. The enclosed proxy will be voted in favor of the persons nominated unless otherwise indicated. If any of the nominees should be unable to serve or should decline to do so, the discretionary authority provided in the proxy will be exercised by the present Board of Directors to vote for a substitute or substitutes to be designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

The table below indicates the position with the Company, tenure as director and age of each nominee as of March 17, 2008.

Name	Position with the Company	Age	Director Since
George Joseph	Chairman of the Board	86	1961	(1)
Gabriel Tirador	President, Chief Executive Officer and Director	43	2003
Michael D. Curtius	Director and Executive Consultant	57	1996
Nathan Bessin	Director	82	1991
Bruce A. Bunner	Director	74	1991
Richard E. Grayson	Director	78	1985
Charles E. McClung	Director	93	1961	(1)
Donald P. Newell	Director	70	1979	(1)
Donald R. Spuehler	Director	73	1985

(1)	Date shown is the date elected a director of Mercury Casualty Company, a predecessor of the Company. Each of these individuals was elected a director of the Company in 1985.

Directors are elected at each annual meeting of the shareholders for one year and hold office until their successors are elected and qualified. Executive officers serve at the pleasure of the Board of Directors.

George Joseph, Chairman of the Board of Directors, has served as Chairman since 1961. He held the position of Chief Executive Officer of the Company for 45 years between 1961 and December 2006 and of President of the Company most recently between October 2000 and October 2001. He has more than 50 years experience in all phases of the property and casualty insurance business.

Gabriel Tirador, President and Chief Executive Officer of the Company, has served as Chief Executive Officer since January 1, 2007 and as President since October 2001. He was the Company’s Vice President and Chief Financial Officer from February 1998 until October 2001. From January 1997 to February 1998, he served as Vice President and Controller of the Automobile Club of Southern California. Prior to that, he served as the Company’s assistant controller from March 1994 to December 1996. Mr. Tirador has over 20 years experience in the property and casualty insurance industry and is a certified public accountant.

Michael D. Curtius served as President and Chief Operating Officer of the Company from May 1995 until October 2000. Since October 2000, Mr. Curtius has been employed by the Company as an executive consultant. He served as Vice President and Chief Claims Officer of the Company from October 1987 until May 1995.

Nathan Bessin has been a Senior Partner of J. Arthur Greenfield & Co., Certified Public Accountants, for more than five years.

Bruce A. Bunner has been retired since February 2002. From January 1996 to February 2002, Mr. Bunner was President of Financial Structures, Limited, a Bermuda based insurance company and a subsidiary of Royal &

SunAlliance Group plc. From April 1994 to April 1995, Mr. Bunner served as Director of External Affairs of Zurich Centre Advisors, Inc., a consulting company specializing in insurance and reinsurance risk arrangements. From January 1991 to April 1994, he served as Chairman of the Board of Centre Reinsurance Company of New York, a reinsurance company. Mr. Bunner was a partner in the firm of KPMG LLP, Certified Public Accountants, from 1974 to 1990, except during the period from 1983 to 1986 when he served as Insurance Commissioner of the State of California.

Richard E. Grayson has been retired since January 1995. Prior to such time, Mr. Grayson was Senior Vice President of Union Bank of Los Angeles, California and President and Director of Current Income Shares, Inc., a publicly held closed-end investment company.

Charles E. McClung has been retired since January 2000. Prior to January 2000, Mr. McClung was the president and principal shareholder of McClung Insurance Agency, Inc., an insurance agency located in Montebello, California. Mr. McClung currently serves as chairman of the board of directors of that agency.

Donald P. Newell has been retired since May 2007. Between January 2001 and May 2007, Mr. Newell was Senior Vice President and General Counsel of SCPIE Holdings Inc., an insurance holding company. Prior to January 2001, Mr. Newell was a partner of the law firm of Latham & Watkins in San Diego, California.

Donald R. Spuehler has been retired since February 1995. From February 1992 through January 1995, Mr. Spuehler was of counsel to the law firm of O’Melveny & Myers in Los Angeles, California. Prior to February 1992, Mr. Spuehler was a partner of O’Melveny & Myers.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that shareholders vote FOR the slate of nominees set forth above. Proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise on their proxy cards.

CORPORATE GOVERNANCE

Corporate Governance Documents

The Company has adopted Corporate Governance Guidelines that outline the Company’s corporate governance policies and principles. The Company’s Corporate Governance Guidelines and its other corporate governance documents, including its Code of Business Conduct and Ethics, Audit Committee Charter, Compensation Committee Charter and Nominating/Corporate Governance Committee Charter, are available, free of charge, on the Company’s website at www.mercuryinsurance.com under the “Investor Info” and “Corporate Governance” tabs. The Company will also provide copies of these documents, free of charge, to any shareholder upon written request to the Company’s Chief Financial Officer, Mercury General Corporation, 4484 Wilshire Boulevard, Los Angeles, California 90010. The information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement.

Director Independence

New York Stock Exchange (“NYSE”) rules and regulations require listed companies to have a board of directors with a majority of independent directors. The Company’s Board of Directors currently consists of nine directors. The Board has determined that each of Nathan Bessin, Bruce A. Bunner, Richard E. Grayson, Charles E. McClung, Donald P. Newell and Donald R. Spuehler has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is “independent” under NYSE listing standards. Of the remaining directors, Messrs. Joseph and Tirador currently serve as executive officers of the Company and Mr. Curtius is currently employed by the Company as an executive consultant.

To assist the Board in making its determination regarding director independence, the Board has adopted independence standards that conform to, or are more rigorous than, the independence requirements of the NYSE. In addition to evaluating each director against the Company’s Director Independence Standards, which are included in the Company’s Corporate Governance Guidelines available on the Company’s website noted above, the Board considers all relevant facts and circumstances in making its independence determination.

Board of Directors and Committees

The Board of Directors held four meetings during the last fiscal year and is scheduled to meet quarterly during the current fiscal year. In 2007, each director attended at least 75% of the aggregate of all meetings held by the Board of Directors and all meetings held by all committees of the Board on which such director served. Directors are encouraged to attend in person each Annual Meeting of Shareholders. Five directors attended the Annual Meeting of Shareholders in 2007.

The Company has an Audit Committee established in accordance with the requirements of Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee acts pursuant to a written charter adopted by the Board of Directors. The responsibilities of the Audit Committee include, among other things, selecting and engaging the Company’s independent auditors, reviewing the scope of audit engagements, reviewing comment letters of such auditors and management’s response thereto, approving professional services provided by such auditors, reviewing the independence of such auditors, reviewing any major accounting changes made or contemplated, considering the range of audit and non-audit fees and reviewing the adequacy of the Company’s internal accounting controls. The Audit Committee currently consists of Nathan Bessin, Donald P. Newell and Donald R. Spuehler, with Nathan Bessin acting as Chairman of this Committee. The Board of Directors has determined that each member of the Audit Committee is “independent” and meets the financial literacy requirements of the listing standards under the NYSE, that each member of the Audit Committee meets the enhanced independence standards established by the Securities and Exchange Commission (the “SEC”) and that Mr. Bessin qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. The Audit Committee held ten meetings in 2007.

The Company has a Compensation Committee currently consisting of Donald R. Spuehler, Bruce A. Bunner and Richard E. Grayson, with Donald R. Spuehler acting as Chairman of this Committee. The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors. The Compensation Committee held six meetings in 2007. The responsibilities of the Compensation Committee include, among other things, discharging the Board of Directors’ responsibilities relating to compensation of the Company’s executive officers, by designing in consultation with management and evaluating the compensation plans, policies and programs of the Company with respect to such executive officers, and administering the Company’s stock option plan and Senior Executive Incentive Bonus Plan. The Compensation Committee is also responsible for reviewing and approving the Compensation Discussion and Analysis for inclusion on the Company’s Proxy Statement. The Board of Directors has determined that each member of the Compensation Committee is “independent” under the NYSE listing standards. Additional information regarding the Compensation Committee’s process and procedures for consideration of executive compensation is provided below in “Executive Compensation” as part of the Compensation Discussion and Analysis and under the Summary Director Compensation Table.

The Company has a Nominating/Corporate Governance Committee currently consisting of Donald P. Newell, Nathan Bessin and Donald R. Spuehler, with Donald P. Newell acting as Chairman of this Committee. The Nominating/Corporate Governance Committee operates pursuant to a written charter adopted by the Board of Directors. The Nominating/Corporate Governance Committee held three meetings in 2007. The responsibilities of the Nominating/Corporate Governance Committee include, among other things, identifying and recommending to the Board of Directors qualified candidates for nomination as directors of the Company, developing and recommending to the Board of Directors corporate governance principles applicable to the Company, developing and overseeing the Company’s policy for review and approval of related party transactions and overseeing the evaluation of the Board of Directors and management of the Company. The Board of

Directors has determined that each member of the Nominating/Corporate Governance Committee is “independent” under the NYSE listing standards.

Executive Sessions of Non-Management Directors

The Board of Directors holds regularly scheduled executive sessions of its non-management directors, and at least annually schedules a meeting with only independent directors. In accordance with the Company’s corporate governance guidelines, Donald P. Newell, Chairman of the Nominating/Corporate Governance Committee, will preside at these meetings. During 2007, the Board held four executive sessions of its non-management directors, including at least one such session with only independent directors.

Director Nomination Process

Director Qualifications. The Nominating/Corporate Governance Committee has established certain criteria as guidelines in considering nominations to the Company’s Board of Directors. The criteria include: (a) personal characteristics, including such matters as integrity, age, education, diversity of background and experience, absence of potential conflicts of interest with the Company or its operations, and the availability and willingness to devote sufficient time to the duties of a director of the Company; (b) experience in corporate management, such as serving as an officer or former officer of a publicly held company; (c) experience in the Company’s industry and with relevant social policy concerns; (d) experience as a board member of another publicly held company; (e) academic expertise in an area of the Company’s operations; and (f) practical and mature business judgment. The criteria are not exhaustive and the Nominating/Corporate Governance Committee and the Board of Directors may consider other qualifications and attributes that they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board of Directors. The Nominating/Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating/Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.

Identification and Evaluation of Nominees for Directors. The Board of Directors believes that, based on the Nominating/Corporate Governance Committee’s knowledge of the Company’s corporate governance principles and the needs and qualifications of the Board at any given time, the Nominating/Corporate Governance Committee is best equipped to select nominees that will result in a well-qualified and well-rounded board of directors. Accordingly, it is the policy of the Nominating/Corporate Governance Committee not to accept unsolicited nominations from shareholders. In making its nominations, the Nominating/Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service. Current members with qualifications and skills that are consistent with the Nominating/Corporate Governance Committee’s criteria for Board service are re-nominated. As to new candidates, the Nominating/ Corporate Governance Committee will generally poll the Board members and members of management for recommendations. The Nominating/Corporate Governance Committee may also review the composition and qualification of the boards of directors of the Company’s competitors, and may seek input from industry experts or analysts. The Nominating/Corporate Governance Committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the independent directors and executive management. In making its determinations, the Nominating/Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best represent shareholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating/Corporate Governance Committee makes its recommendation to the Board of Directors. Historically, the Board of Directors has not relied on third-party search firms to identify director nominees. The Nominating/Corporate Governance Committee may in the future choose to engage third-party search firms in situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

Each of the nominees for election as director at the 2008 Annual Meeting of Shareholders was elected at the Annual Meeting of Shareholders held in 2007. Each of the nominees for election is recommended by the Nominating/Corporate Governance Committee to stand for reelection.

Communication with Directors

Shareholders and other interested parties may, at any time, communicate in writing with any particular director, or the non-management directors as a group, by sending such written communication to Mercury General Corporation – Non-Management Directors, P.O. Box 36662, Los Angeles, California 90036. Copies of written communications received at such address will be directed to the relevant director or the non-management directors as a group.

Code of Business Conduct and Ethics

The Company has established a Code of Business Conduct and Ethics that applies to its officers, directors and employees. The Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder and as a “code of business conduct and ethics” within the meaning of the NYSE listing standards. In the event the Company makes any amendments to, or grant any waivers of, a provision of its Code of Business Conduct and Ethics that applies to the principal executive officer, principal financial officer or principal accounting officer that requires disclosure under applicable SEC rules, the Company intends to disclose such amendment or waiver and the reasons therefor on a Form 8-K or on its next periodic report.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives and Overview

The Company’s executive compensation program is designed to be simple and clear and understandable to employees and investors. The Company seeks to attract, motivate and build the long-term commitment of talented executives and to reward and encourage activities that promote the achievement of premium growth while managing costs and losses to maximize underwriting income and ultimately increase shareholder value. The Company’s executive compensation program is administered, in the judgment of management, to tie total compensation to performance of the Company’s business, and to align executive officer incentives with creation of the shareholder value the Company seeks to achieve.

Pursuant to a standing resolution of the Board of Directors adopted on January 11, 1986, Mr. Joseph, then President and Chief Executive Officer of the Company, was given authority for hiring, promoting and establishing compensation for all executive officers other than himself, with the Compensation Committee being responsible for establishing compensation for Mr. Joseph. Since Mr. Tirador’s appointment as Chief Executive Officer of the Company in January 2007, the Compensation Committee has also had responsibility for establishing the compensation for Mr. Tirador. Mr. Joseph retains the authority to establish compensation for all other executive officers and, with Mr. Tirador, annually reviews compensation and responsibilities of all other executive officers.

The Company’s compensation program is designed to provide executive officers total compensation commensurate with responsibilities and competitive with compensation provided to executives in like positions, as determined by the Compensation Committee with respect to Messrs. Joseph and Tirador and as determined by Messrs. Joseph and/or Tirador with respect to the other executive officers, based on their experience in the insurance industry and the Company’s continuing surveillance of industry and general business practice.

The Company’s executive compensation program and the total compensation provided to executive officers are reviewed by the Compensation Committee annually to ensure that the program is designed and operated to achieve those goals.

Components of Executive Compensation

The Company’s executive compensation program consists of base salary, annual cash bonuses, long-term incentives, and perquisites and benefits:

Base Salary. The Company provides base salary to provide a stable annual salary at a level consistent with individual contributions. Base salary for executive officers is determined on the date of hire and evaluated annually thereafter or on any material change of duties or position. The base salary of Mr. Joseph, executive Chairman of the Board, and Mr. Tirador, Chief Executive Officer, is determined on an annual calendar year basis by the Compensation Committee. Decisions regarding the base salary of the Chairman of the Board and Chief Executive Officer are reported to the Board of Directors at its first quarter meeting. In addition to cash compensation, both Mr. Joseph and Mr. Tirador receive director fees for their participation on the Board of Directors.

Pursuant to the standing resolution described above, Mr. Joseph, with the assistance of Mr. Tirador, establishes the base salary of other executive officers. Salary increases generally take into account the performance of the Company and the respective executive officer based on the subjective assessment of Messrs. Joseph and Tirador, as Chairman of the Board and President and Chief Executive Officer.

Annual Cash Bonuses. In addition to base salary, a substantial portion of total compensation for executive officers is provided through annual cash bonuses based on performance criteria for each recipient and for the Company as a whole. Performance-based cash bonuses are paid to the Company’s executive officers and other employees, other than certain employees in the Company’s investment department, from a single bonus pool that is created annually based on a percentage of the Company’s Underwriting Income, which is calculated as Earned Premiums less Losses and Loss Adjustment Expenses, Policy Acquisition Costs, and Other Operating Expenses (“Underwriting Income”) derived from the Company’s consolidated financial statements prepared in accordance with United States generally accepted accounting principles (“GAAP”). Cash bonuses awarded to certain employees in the Company’s investment department are based on the financial results of the portion of the Company’s investment portfolio under the applicable employee’s management.

Annual cash bonuses paid to Messrs. Joseph and Tirador are paid from the same bonus pool as other employees and were earned in 2007 under the Company’s Senior Executive Incentive Bonus Plan (the “Prior Senior Plan”), which was most recently approved by the Company’s shareholders in 2003. Under the Prior Senior Plan, the Compensation Committee awarded a percentage of the Company’s Underwriting Income determined by the Compensation Committee at the beginning of 2007 to each of Mr. Joseph and Mr. Tirador. The Compensation Committee selected Underwriting Income as the performance measure for the determination of bonus awards because Underwriting Income is generally viewed as a key measure of the core profitability of property and casualty companies.

The Company has submitted to the shareholders for consideration and approval at the Annual Meeting a Senior Executive Incentive Bonus Plan (the “2008 Senior Plan”) that will replace the Prior Senior Plan. See “Proposal 2 – Approval of the Mercury General Corporation Senior Executive Incentive Bonus Plan” below. Under the 2008 Senior Plan, the Compensation Committee will continue to determine annual performance criteria at the beginning of each fiscal year. For fiscal year 2008, the Compensation Committee has again selected Underwriting Income as the criteria for bonus awards to Messrs. Joseph and Tirador, and the Compensation Committee expects to continue this practice. Christopher Graves, Vice President and Chief Investment Officer, will also be an eligible participant under the 2008 Senior Plan. For fiscal year 2008, the Compensation Committee has established performance criteria applicable to Mr. Graves based in part on the investment yield on the Company’s entire investment portfolio during 2008 and in part on the investment return earned on the portion of the Company’s investment portfolio that is invested in equity investments and managed by Mr. Graves in 2008 compared to the annual investment return of a benchmark index in 2008.

Messrs. Joseph and Tirador determine the bonus awards granted to executive officers other than the Chairman of the Board, Chief Executive Officer and Chief Investment Officer. The bonus awards, which are paid from the bonus pool described above, are determined on a discretionary basis to reward executive officers for individual performance, successful attainment of goals established by Messrs. Joseph and Tirador, and the executive officer’s ability to manage his or her area of responsibility, including direct and indirect costs as the volume of business varies, turnover and morale of employees under the executive officer’s management, claims adjusting expenses and prevailing practice in the industry.

In addition to performance-based cash bonuses, each executive officer, as do all employees, receives an additional bonus in December each year equivalent to one-half-month’s salary.

Long-Term Incentive Compensation. Long-term incentive compensation generally includes awards granted under the Company’s 2005 Equity Incentive Award Plan (the “Plan”), which has been approved by shareholders. While stock options have been the dominant awards granted under the Plan, awards available under the Plan include a variety of stock-based compensation such as restricted stock, dividend equivalent awards, deferred stock awards, stock payment awards, stock appreciation rights and performance awards. The objective of granting long-term incentive awards under the Plan is to align executive officers’ interests with the longer term interests of shareholders. These awards, which are at risk and dependent on the creation of incremental shareholder value or the attainment of cumulative financial targets over several years, represent a portion of the total compensation opportunity provided for the executive officers. Award sizes are based on individual performance, level of responsibility, the executive officer’s potential to make significant contributions to the Company and award levels at other similar companies.

With the exception of one grant of restricted stock (which was subsequently forfeited to the Company), the Company has granted only stock options under the Plan and its predecessor plan extending back to 1995. Option grants are recommended to the Compensation Committee by management, are considered and approved by the Compensation Committee in connection with the quarterly Board of Directors meetings and are granted on or about the date of the meeting at 100% of fair market value of Company stock on the date of grant, as defined in the Plan.

Other Benefit Programs. The Company’s executive compensation program also includes what it believes to be competitive benefits plans and programs, including a 401(k) savings plan and health and welfare benefits, such as medical, dental, vision care and life insurance benefits. In addition, from time to time, the Company provides executive officers with perquisites and other personal benefits that it and the Compensation Committee believe are reasonable and consistent with its overall compensation philosophy and goals. The Compensation Committee periodically reviews the types and levels of perquisites that are provided to executive officers. The named executive officers are provided with the following additional personal benefits: all named executive officers are provided with company-owned automobiles, the Company makes additional payments on behalf of Messrs. Joseph and Tirador under its health and welfare benefits plans and the Company pays club dues on behalf of Mr. Joseph.

Section 162(m) Treatment Regarding Performance-Based Equity Awards

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), a public company is generally denied deductions for compensation paid to the chief executive officer and the next four most highly compensated executive officers to the extent the compensation for any such individual exceeds $1,000,000 for the taxable year. The Company’s executive compensation programs are designed to preserve the deductibility of compensation payable to executive officers, although deductibility will be only one among a number of factors considered in determining appropriate levels or types of compensation. While the bonuses paid under the Prior Senior Plan are intended to qualify as performance-based compensation under Section 162(m), the Prior Senior Plan includes an annual participant maximum bonus of $1,000,000. The bonuses awarded to Mr. Joseph for fiscal years 2004 and 2005 were $1,663,067, and $1,322,524, respectively, and to Mr. Tirador for fiscal years 2004 and 2005 were $1,381,470 and $1,098,197, respectively. Because the bonuses awarded in these years exceeded the $1,000,000 annual maximum, the portion of the bonus in excess of $1,000,000 does not qualify as performance-based under Section 162(m). Including the annual bonus amount awarded to Mr. Joseph in excess of $1,000,000 in 2004 and 2005, Mr. Joseph’s total non-performance-based compensation in 2004 and 2005 exceeded the Section 162(m) limitation in 2004 by $5,024 and in 2005 by $339,430, which was non-deductible in tax years 2004 and 2005. Including the annual bonus amount awarded to Mr. Tirador in excess of $1,000,000 in 2004 and 2005, Mr. Tirador’s total compensation subject to the Section 162(m) limitation remained less than $1,000,000 in both years and therefore the Company’s compensation deduction was not limited by Section 162(m) as a result of the bonus awards. The compensation paid to Messrs. Joseph and Tirador in 2006 and 2007 was fully deductible under Section 162(m).

Conclusion

With compensation based on annual base salary, performance-based bonuses, long term equity incentives and participation in non-discriminatory profit sharing and employee benefits plans, the Company’s executive compensation plan avoids the more complex compensation practices used by some companies. There are no severance agreements covering any executive officers of the Company. No executive officers have change of control or “parachute” payments arrangements other than with respect to cash bonuses awarded and earned but unpaid on the date of a change of control. No loans or loan policy exists with respect to executive officers. There are no deferred compensation programs in effect aside from the qualified Section 401(k) plan and no supplemental executive retirement or similar plans exist for executive officers. While future events may dictate the addition of different or additional compensation methods, there is no present plan to change the simple compensation policy now in effect.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in the Company’s Proxy Statement for the 2008 Annual Meeting of Shareholders.

The Compensation Committee

Donald R. Spuehler, Chair

Bruce A. Bunner

Richard E. Grayson

Summary Compensation Table

The table below summarizes the total compensation paid or earned by the Company’s Chief Executive Officer, Chief Financial Officer and each of its three other most highly compensated executive officers, the named executive officers, for the fiscal years ended December 31, 2007 and 2006.

Name and Principal Position	Year	Salary	Bonus (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
George Joseph	2007	$850,000	$35,418	—	$832,512	$70,269	$1,788,199
Chairman of the Board	2006	800,000	33,335	—	899,208	42,979	1,775,522

Gabriel Tirador	2007	650,000	27,084	—	693,760	67,012	1,437,856
President, Chief Executive Officer and Director	2006	550,000	22,918	$96,825	749,340	54,027	1,473,110

Theodore Stalick	2007	434,792	342,319	47,648	—	16,877	841,635
Vice President and Chief Financial Officer	2006	362,500	187,667	29,783	—	16,431	596,381

Christopher Graves	2007	280,520	712,147	34,847	—	22,912	1,050,427
Vice President and Chief Investment Officer	2006	260,344	298,959	4,612	—	10,551	574,466

Joanna Y. Moore	2007	275,714	212,292	28,022	—	16,259	532,287
Senior Vice President and Chief Claims Officer	2006	256,765	316,968	28,022	—	16,979	618,734

(1)	Represents the annual one-half-month’s bonus awarded to all employees of the Company plus awards to the named executive officers as determined by Messrs. Joseph and Tirador based on the individual officer’s performance.
(2)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the applicable fiscal year for the fair value of stock option awards granted in such fiscal year as well as prior fiscal years, in accordance with Statement of Financial Accounting Standards No. 123R, Share-Based Payment (“SFAS 123R”). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to note 12 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives. Mr. Joseph has not been granted stock options.
(3)	Represents the awards to Messrs. Joseph and Tirador under the Company’s Senior Executive Incentive Bonus Plan described in more detail under “Senior Executive Incentive Bonus Plan” below.
(4)	See All Other Compensation table below.

All Other Compensation

The following table describes each component of the All Other Compensation column of the Summary Compensation Table.

Name	Year	Perquisites and Other Personal Benefits (1)	Company Contributions to Retirement and 401(k) Plans		Total
George Joseph	2007	$67,437	$2,832	(2)	$70,269
	2006	39,928	3,051	(3)	42,979

Gabriel Tirador	2007	56,430	10,582	(2)	67,012
	2006	43,476	10,551	(3)	54,027

Theodore Stalick	2007	6,295	10,582	(2)	16,877
	2006	5,880	10,551	(3)	16,431

Christopher Graves	2007	12,330	10,582	(2)	22,912
	2006	—	10,551	(3)	10,551

Joanna Y. Moore	2007	6,785	9,475	(2)	16,259
	2006	6,428	10,551	(3)	16,979

(1)	Represents for Mr. Joseph director’s fees in the amount of $24,000 in each of 2007 and 2006, payments for health insurance on behalf of Mr. Joseph in the amount of $8,362 and $8,122 in 2007 and 2006, respectively, personal use of company automobile in the amount of $29,765 and $5,286 in 2007 and 2006, respectively, and club dues in the amount of $5,310 and $2,520 in 2007 and 2006, respectively; for Mr. Tirador director’s fees in the amount of $24,000 in each of 2007 and 2006, payments for health insurance on behalf of Mr. Tirador in the amount of $8,362 and $8,122 in 2007 and 2006, respectively and personal use of company automobile in the amount of $24,068 and $11,354 in 2007 and 2006, respectively; for Mr. Stalick personal use of company automobile in the amount of $6,295 and $5,880 in 2007 and 2006, respectively; for Mr. Graves personal use of company automobile in the amount of $12,330 and $0 in 2007 and 2006, respectively; and for Ms. Moore personal use of company automobile in the amount of $6,784 and $6,428 in 2007 and 2006, respectively.
(2)	Represents the Company’s contributions under its profit sharing plan for Company employees and the Company’s matching contributions under a 401(k) option to the profit sharing plan for Mr. Joseph in the amounts of $2,832 and $0, respectively; for Messrs. Tirador, Stalick and Graves in the amounts of $2,832 and $7,750, respectively; and for Ms. Moore in the amounts of $2,832 and $6,643, respectively.
(3)	Represents the Company’s contributions under its profit sharing plan for Company employees and the Company’s matching contributions under a 401(k) option to the profit sharing plan for Mr. Joseph in the amounts of $3,051 and $0, respectively, and for all other named executive officers in the amounts of $3,051 and $7,500, respectively.

Fiscal 2007 Grants of Plan-Based Awards

The following table contains information regarding options granted to the named executive officers during the fiscal year ended December 31, 2007.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(1)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock Option Awards(2)
Theodore Stalick	08/03/2007	—	20,000	$51.51	$146,382
Christopher Graves	05/04/2007	—	12,000	54.93	109,330

(1)	The options vest in five equal annual installments beginning on the first anniversary of the grant date.
(2)	Represents the full grant date fair value of each individual equity award (on a grant-by-grant basis) as computed under SFAS 123R.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

The Company’s executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Fiscal 2007 Grants of Plan-Based Awards table was paid or awarded, are described above under “Compensation Discussion and Analysis.” No named executive officer has an employment agreement that provides a specific term of employment. Accordingly, the employment of each executive officer may be terminated at any time at the discretion of the Board of Directors.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table includes certain information with respect to the value of all unexercised options previously awarded to the executive officers named at the fiscal year ended December 31, 2007.

	Option Awards (1)
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
Name	Exercisable	Unexercisable
Gabriel Tirador	50,000	0	50,000	$41.56	10/26/2011

Theodore Stalick	5,000	0	5,000	42.31	08/07/2008
	1,000	0	1,000	29.77	10/27/2010
	5,000	0	5,000	41.56	10/26/2011
	4,500	3,000	7,500	51.43	10/29/2014
	0	20,000	20,000	51.51	08/03/2017

Christopher Graves	8,000	0	8,000	35.05	04/27/2011
	0	12,000	12,000	54.93	05/04/2017

Joanna Y. Moore	4,000	6,000	10,000	58.83	10/28/2015

(1)	All options listed become exercisable in five equal installments on the first through fifth anniversary of the grant date.

Option Exercises and Stock Vested in Fiscal 2007

The following table includes certain information with respect to the options exercised by the named executive officers during the fiscal year ended December 31, 2007.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
Gabriel Tirador (1)	18,412	$376,077

(1)	On June 6, 2007, Mr. Tirador exercised options to purchase 10,000 shares of the Company’s common stock with an exercise price of $42.31 per share. On December 13, 2007, Mr. Tirador exercised options to purchase 6,000 shares of the Company’s common stock with an exercise price of $23.59 per share and options to purchase 2,412 shares of the Company’s common stock with an exercise price of $22.06 per share.

Equity Compensation Plan Information

As of December 31, 2007, the Company had compensation plans under which equity securities were authorized for issuance, aggregated as follows:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	477,245	$46.70	5,160,000
Equity compensation plans not approved by security holders	—	—	—
Total	477,245	$46.70	5,160,000

Summary Director Compensation Table

The table below summarizes the compensation paid by the Company for the fiscal year ended December 31, 2007 to directors other than Messrs. Joseph and Tirador, whose director compensation is disclosed above in the “All Other Compensation Table.”

Name	Fees Earned or Paid in Cash (1)	All Other Compensation		Total
Nathan Bessin	$40,500	—		$40,500
Bruce A. Bunner	22,500	—		22,500
Michael Curtius	24,000	$331,569	(2)	355,569
Richard E. Grayson	31,500	—		31,500
Charles E. McClung	24,000	—		24,000
Donald P. Newell	38,500	—		38,500
Donald R. Spuehler	40,250	—		40,250

(1)	For 2007, each of the Company’s non-employee directors received a $3,000 quarterly retainer and $3,000 for each board of directors meeting attended and reimbursement for their out-of-pocket expenses incurred in attending such meetings. In addition, members of Board committees receive additional compensation for service on Board committees. The chair of the Audit Committee received an annual retainer of $1,500, and each member of the Audit Committee received $2,500 per Audit Committee meeting attended in person. The chair of the Compensation Committee received compensation based upon the number of hours spent on committee matters outside of committee meetings and members of the Compensation Committee received $500 per meeting attended (other than meetings held on the date of meetings of the entire Board of Directors). The chair of the Nominating/Corporate Governance Committee received an annual retainer of $1,500 and $1,500 per meeting attended, and each other member of the Nominating/Corporate Governance Committee received $1,000 per meeting attended plus, in each case, reimbursement of their out-of-pocket expenses incurred in attending such meetings. During 2007, Mr. Grayson received $6,000 for services on the Investment Committee.
(2)	Mr. Curtius is employed by the Company as an Executive Consultant, and the amount presented reflects compensation paid to or earned by Mr. Curtius during 2007.

In accordance with the Company’s Corporate Governance Guidelines, the Company’s senior management annually reports to the Compensation Committee regarding the status of the Company’s non-employee director compensation, including consideration of direct and indirect forms of compensation to the non-employee directors such as charitable contributions by the Company to organizations in which a non-employee director is involved. Following its review of the report, the Compensation Committee recommends any changes in non-employee director compensation to the Chairman of the Board. Any changes in non-employee director compensation are considered and approved by the Board of Directors after a full discussion. On February 8, 2008, the Board of Directors approved an amendment to the Company’s non-employee director compensation arrangements. Under the revised compensation arrangements, each of the Company’s non-employee directors will now receive $4,000 quarterly retainer and $4,000 for each board of directors meeting attended; the chair of the Audit Committee will receive an annual retainer of $4,000 and $3,500 per meeting attended in person, and each other member of the Audit Committee will receive $2,500 per meeting attended in person; the chair of the Compensation Committee will receive an annual retainer of $2,500 and members of the Compensation Committee will receive $500 per meeting attended in person; the chair of the Nominating/Corporate Governance Committee will receive an annual retainer of $1,500 and $1,500 per meeting attended in person, and each other member of the Nominating/Corporate Governance Committee will receive $1,000 per meeting attended in person; each member of the Investment Committee will receive $1,500 per meeting attended in person; and the lead independent director will receive an annual retainer of $10,000. Non-employee directors are also reimbursed for their out-of-pocket expenses incurred in attending Board and committee meetings.

Senior Executive Incentive Bonus Plan

The Company’s Board of Directors adopted the Prior Senior Plan on March 23, 1998 and reapproved the Senior Plan on January 31, 2003, which was approved by the Company’s shareholders at the Annual Meeting of Shareholders held on May 13, 1998 and again at the Annual Meeting of Shareholders held on May 14, 2003. On February 8, 2008, the Board of Directors approved and the Company has submitted to the shareholders for consideration and approval at the Annual Meeting a Senior Executive Incentive Bonus Plan (the “2008 Senior Plan”) that will replace the Prior Senior Plan. See “Proposal 2 – Approval of the Mercury General Corporation Senior Executive Incentive Bonus Plan” below for additional information regarding the 2008 Senior Plan.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During the fiscal year 2007, Donald R. Spuehler, Bruce A. Bunner and Richard E. Grayson were members of the Compensation Committee, with Donald R. Spuehler acting as Chairman of the Committee. No member of the Company’s Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries, and no current executive officer served as a member of the board of directors or compensation committee of any other entity that has or had one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee during 2007.

PROPOSAL 2:

APPROVAL OF THE MERCURY GENERAL CORPORATION

SENIOR EXECUTIVE INCENTIVE BONUS PLAN

The Company is asking its shareholders to approve the Mercury General Corporation Senior Executive Incentive Bonus Plan (the “2008 Senior Plan”). On February 8, 2008, the Company’s Board of Directors, following the recommendation of the Compensation Committee, unanimously approved the adoption of the 2008 Senior Plan, subject to approval by the Company’s shareholders. The 2008 Senior Plan replaces the Company’s prior Senior Executive Incentive Bonus Plan initially approved by the Company’s shareholders in May 1998 and reapproved by the Company’s shareholders in May 2003.

The 2008 Senior Plan authorizes the Compensation Committee or such other committee as may be appointed by the Board of Directors to establish periodic bonus programs based on specified performance objectives. The Compensation Committee established on March 19, 2008 initial performance objectives, targets and maximum bonus amounts that may become payable under the 2008 Senior Plan based on the achievement of such performance objectives, subject to approval of the 2008 Senior Plan by the Company’s shareholders. These performance objectives, targets and maximum bonus amounts are described below under the heading “New Plan Benefits.”

If the 2008 Senior Plan is not approved by the Company’s shareholders, no bonus payments will be made pursuant to the 2008 Senior Plan, including bonus payments that may otherwise have become payable pursuant to the 2008 Senior Plan upon the achievement of the initial performance objectives established by the Compensation Committee. The Company may, from time to time, also pay discretionary bonuses, or other types of compensation, outside the 2008 Senior Plan, which may or may not be tax deductible.

The following summary of the terms of the 2008 Senior Plan is qualified in its entirety by reference to the text of the 2008 Senior Plan, which is attached as Annex A to this proxy statement.

Purpose of the 2008 Senior Plan

The purpose of the 2008 Senior Plan is to motivate its participants to achieve specified performance objectives and to reward them when those objectives are met with bonuses that are intended to be deductible to the maximum extent possible as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Administration

The 2008 Senior Plan will be administered by the Compensation Committee, or such other committee as may be appointed by the Board of Directors consisting solely of two or more directors, each of whom is intended to qualify as an “outside director” within the meaning of Section 162(m) of the Code. All actions taken and all interpretations and determinations relating to the 2008 Senior Plan made in good faith by the Compensation Committee or the Board of Directors will be final and binding on the Company and all participants.

Eligibility

Participation in the 2008 Senior Plan is limited to those senior vice presidents or more senior officers of the Company or any subsidiary selected by the Compensation Committee to receive a bonus award under the 2008 Senior Plan. Currently, three senior officers of the Company have been selected to be participants in the 2008 Senior Plan.

Performance Objectives

The Compensation Committee may, in its discretion, establish the specific performance objectives (including any objective adjustments) that must be achieved in order for an eligible participant to become eligible to receive a bonus award payment. The performance objectives (including any objective adjustments) will be established in writing by the Compensation Committee no later than the earlier of (i) the ninetieth day following the commencement of the period of service to which the performance goals relate or (ii) the date preceding the date on which 25% of the period of service (as scheduled in good faith at the time the performance objectives are established) has lapsed; provided that the achievement of such goals must be substantially uncertain at the time such goals are established in writing. For each performance period with regard to which one or more eligible participants in the 2008 Senior Plan is selected by the Compensation Committee to receive a bonus award, the Compensation Committee will establish in writing one or more objectively determinable performance objectives for such bonus award, based upon one or more of the following business criteria, any of which may be measured in absolute terms, as compared to any incremental increase or as compared to the results of a peer group:

•	revenues;

•	sales;

•	cash flows;

•	earnings (including earnings before any one or more of the following: (i) interest, (ii) taxes, (iii) depreciation, and (iv) amortization);

•	earnings (including earnings before any one or more of the following: (i) interest, (ii) taxes, (iii) depreciation, and (iv) amortization) per share of the Company’s common stock;

•	operating income (including operating income before any one or more of the following: (i) depreciation and (ii) amortization);

•	operating income (including operating income before any one or more of the following: (i) depreciation and (ii) amortization) per share of the Company’s common stock;

•	return on equity;

•	total shareholder return;

•	return on capital;

•	return on assets or net assets;

•	income or net income;

•	operating profit or net operating profit;

•	operating margin;

•	cost reductions or savings;

•	working capital;

•	market share;

•	underwriting income;

•	investment results; and

•	fair market value per share of the Company’s common stock.

The performance objectives may be expressed in terms of overall company performance or the performance of a business function or business unit and/or the Company’s subsidiaries. The Compensation Committee, in its discretion, may specify different performance objectives for each bonus award granted under the 2008 Senior Plan. Following the end of the performance period in which the performance objectives are to be achieved, the Compensation Committee will, within the time prescribed by Section 162(m) of the Code, determine whether, and to what extent, the specified performance objectives have been achieved for the applicable performance period. To the extent GAAP is applicable, the achievement of the above performance objectives will be determined in accordance with GAAP.

Performance periods under the 2008 Senior Plan will be specified by the Compensation Committee and may be the Company’s fiscal year or one or more fiscal quarters during a fiscal year.

Adjustments to the Performance Objectives

For each bonus award granted under the 2008 Senior Plan, the Compensation Committee, in its discretion, may, at the time of grant, specify in the bonus award that one or more objectively determinable adjustments will be made to one or more of the performance objectives established under the criteria discussed above. Such adjustments may include or exclude one or more of the following:

•	items related to a change in accounting principle;

•	items related to financing activities;

•	expenses for restructuring or productivity initiatives;

•	other non-operating items;

•	items related to acquisitions;

•	items attributable to the business operations of any entity acquired by the Company during the Plan Year;

•	items related to dispositions;

•	items related to discontinued operations that do not qualify as a segment of a business under GAAP;

•	items related to impairment of indefinite-lived intangible assets;

•	items related to impairment of long-lived assets and related charges;

•	items related to the discontinuation or revision of an objective index to which performance is compared; and

•	share-based compensation expense.

Awards

Under the 2008 Senior Plan, an eligible participant will be eligible to receive awards based upon the Company’s performance against the targeted performance objectives established by the Compensation Committee. If and to the extent the performance objectives are met, an eligible participant will be eligible to receive a bonus award to be determined by the Compensation Committee, which bonus amount may be a specific dollar amount or a specified percentage of such participant’s base compensation for the performance period.

Maximum Award; Negative Discretion

The maximum aggregate amount of all bonus awards that may be awarded to any eligible participant under the 2008 Senior Plan for any fiscal year is $5,000,000. The 2008 Senior Plan, however, is not the exclusive means for the Compensation Committee to award incentive compensation to those persons who are eligible for bonus awards under the 2008 Senior Plan and does not limit the Compensation Committee’s ability to make additional discretionary incentive awards. The Compensation Committee, in its discretion, may reduce or eliminate the bonus amount otherwise payable to an eligible participant under the 2008 Senior Plan.

Form of Payment

All bonus awards will be paid in cash, subject to any applicable tax or other withholding.

Termination of Employment

Except as otherwise determined by the Compensation Committee, in its discretion, if an eligible participant’s employment with the Company or a subsidiary is terminated for any reason other than such participant’s death or disability prior to payment of any bonus award, all of such participant’s rights under the 2008 Senior Plan will terminate and such participant will not have any right to receive any further payments from any bonus award granted under the 2008 Senior Plan. The Compensation Committee may, in its discretion, determine what portion, if any, of the eligible participant’s bonus award under the 2008 Senior Plan should be paid if the termination results from such participant’s death or disability.

Amendment and Termination

The Compensation Committee or the Board of Directors may terminate the 2008 Senior Plan or partially amend or otherwise modify or suspend the 2008 Senior Plan at any time or from time to time, subject to any shareholder approval requirements under Section 162(m) of the Code or other requirements. However, with respect to bonus awards that the Compensation Committee determines should qualify as performance-based compensation as described in Section 162(m) of the Code, no action of the Board of Directors or the Compensation Committee may modify the performance objectives (or adjustments) applicable to any outstanding bonus award, to the extent such modification would cause the bonus award to fail to qualify as performance-based compensation.

New Plan Benefits

The effective date of the 2008 Senior Plan is January 1, 2008, subject to approval of the 2008 Senior Plan by the shareholders at the Annual Meeting. The Compensation Committee has designated the plan year commencing January 1, 2008 and ending December 31, 2008 as the first performance period under the 2008 Senior Plan, which is referred to in this proxy statement as the Initial Performance Period. The Compensation Committee has determined that the bonuses (if any) payable to the covered executives under the 2008 Senior Plan for 2008 will be based (in the event shareholder approval of the 2008 Senior Plan is obtained) on the following performance objectives: (a) the Company’s Underwriting Income and (b) the performance of all and a portion of the Company’s investment portfolio compared to a benchmark index. The Compensation Committee has established the target and maximum bonuses set forth in the table below for the named executive officers included therein, each of whom the Compensation Committee has designated as a participant in the 2008 Senior Plan for the Initial Performance Period (in the event shareholder approval of the 2008 Senior Plan is obtained).

Name and Position	Target Bonus under 2008 Senior Plan	Maximum Bonus under 2008 Senior Plan
George Joseph Chairman of the Board	0.6% of the Company’s Underwriting Income (1)	$5,000,000

Gabriel Tirador President and Chief Executive Officer	0.5% of the Company’s Underwriting Income (1)	$5,000,000

Christopher Graves Chief Investment Officer	(a) $2,011,000 if the after-tax investment yield on the Company’s investment portfolio for 2008 exceeds 3.4%; plus (b) 5% of the amount by which the total return of the Company’s equity investments managed by Mr. Graves (as determined by the Company’s Investment Committee) for 2008 outperforms the rate of return of the S&P 500 for 2008 (2)	$5,000,000

(1)	Underwriting Income is calculated as Earned Premiums less Losses and Loss Adjustment Expenses, Policy Acquisition Costs, and Other Operating Expenses derived from the Company’s consolidated financial statements prepared in accordance with GAAP.
(2)	The portion of the bonus determined in (a) is subject to reduction if the total return of the equity investments managed by Mr. Graves for 2008 is less than the rate of return of the S&P 500 for 2008. The portion of the bonus determined in (b) will be paid in three equal annual installments beginning in 2009 and will be subject to reduction if the performance of the equity investments managed by Mr. Graves during subsequent bonus years is less than the established performance criteria for such subsequent bonus years.

All other future bonus awards under the 2008 Senior Plan for a given performance period are subject to the performance objectives and targets established by the Compensation Committee for such performance period in accordance with the terms of the 2008 Senior Plan, and the Company’s relative performance against such targets. Accordingly, other future benefits that may become payable under the 2008 Senior Plan to the eligible participants in the 2008 Senior Plan are not currently determinable. The payment of each installment is subject to Mr. Graves’ continued employment on each payment date. In the event Mr. Graves’ employment is terminated by the Company without cause or he resigns for good reason prior to his receipt of the final installment, 50% of the earned but unpaid amount will be paid to him upon termination. In the event of a change in control prior to his receipt of the final installment, all earned but unpaid amounts will be paid to him.

Federal Income Tax Consequences

Under present federal income tax law, a participant generally will recognize ordinary income at the time such participant receives cash pursuant to a bonus award under the 2008 Senior Plan. Subject to the limitations of Section 162(m) of the Code, the Company is generally entitled to a tax deduction at the time a participant recognizes ordinary income attributable to an award under the 2008 Senior Plan. Section 162(m) of the Code generally limits the deductibility of non-qualifying compensation in excess of $1,000,000 paid to covered employees. However, Section 162(m) of the Code exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The 2008 Senior Plan is intended to satisfy these requirements. The Compensation Committee’s policy is to maximize the tax deductibility of executive compensation without compromising the essential framework of the existing total compensation program. However, the Compensation Committee may elect to forgo deductibility for federal income tax purposes if such action is, in the opinion of the Compensation Committee, necessary or appropriate to further the goals of the Company’s executive compensation program, or otherwise is in the Company’s best interests.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting shall be required to approve the 2008 Senior Plan.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that shareholders vote FOR the approval of the 2008 Senior Plan.

RELATED PERSON TRANSACTIONS

Related Party Transaction Approval Policy

The Board of Directors recognizes that related party transactions can present conflicts of interest and questions as to whether the transactions are in the best interest of the Company. Accordingly, the Board has adopted a policy and procedures for the review, approval and ratification of such transactions. For purposes of this policy, a “related party transaction” is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, that is reportable under the Securities and Exchange Commission’s rules regarding related party transactions.

Under this policy, a related party transaction should be approved or ratified based upon a determination that the transaction is in, or not opposed to, the best interest of the Company. The policy provides for the Nominating/ Corporate Governance Committee to review and approve a transaction involving a director, the CEO or 5% shareholder, and for the CEO to review and approve a transaction involving any executive officer (other than the CEO and any executive who is also a director). Notice of a decision by the CEO to approve a related party transaction should be sent to the Nominating/Corporate Governance Committee prior to finalizing the transaction, which may seek more information or call a meeting to review the transaction in greater detail. If a director or executive officer becomes aware of a transaction that should have been but was not approved in advance under this policy, he or she should report the transaction to whomever would have approved the transaction had it been submitted for advance approval. If the transaction is ongoing and revocable, it should be reviewed to determine whether ratification or other action should be taken. If the transaction is completed and not revocable, it should be evaluated to determine if any mitigation or other action should be taken. The Company’s related party transaction policy also provides that certain transactions that meet the criteria set forth in the policy have standing pre-approval.

Management is expected to report to the Nominating/Corporate Governance Committee any transaction with a related party that is not covered by this policy because it is not reportable under the SEC rules or that involves employment of an immediate family member not reported to the Nominating/Corporate Governance Committee in advance as described above.

Certain Relationships and Related Person Transactions

Ellen Joseph, the daughter of George Joseph, is the beneficial owner of Metro West Insurance Services, Inc., a California insurance agency. In 2007, the Company paid commissions to that agency in accordance with the Company’s standard agency contract of $875,772. Louise Toney, George Joseph’s sister, acts as manager for the agency and receives as compensation a portion of those commissions. In early 2008, the agency was acquired by George Toney, Mr. Joseph’s nephew.

Charles E. McClung, a director of the Company, is the chairman of the board of directors of McClung Insurance Agency, Inc., which has been an independent agent of the Company since 1962. Mr. McClung’s son, Thomas McClung, is the President and principal shareholder of McClung Insurance Agency, Inc. In 2007, the Company paid commissions to that agency of $841,029.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Mercury General Corporation Board of Directors is composed of three independent directors as required by the listing standards of the New York Stock Exchange and operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are Nathan Bessin (Chair), Donald R. Spuehler and Donald P. Newell.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants, KPMG LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication with Those Charged with Governance).

The Company’s independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence. The Audit Committee also considered whether the provision of financial information systems design and other non-audit services by the independent accountants is compatible with their independence.

Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

February 20, 2008

The Audit Committee

Nathan Bessin, Chair

Donald R. Spuehler

Donald P. Newell

Audit Fees for Fiscal 2006 and 2007

The aggregate fees billed to the Company by KPMG LLP, the Company’s independent accountants, for the fiscal years ended December 31, 2006 and 2007 are as follows:

	2007	2006
Audit Fees (1)	$1,869,504	$1,782,000
Audit-Related Fees (2)	4,725	4,872
Tax Fees	—	—
All Other Fees	769	—

(1)	Audit Fees consist of the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K and Annual Report to Shareholders, review of interim financial statements included in the Company’s Quarterly Reports on Form 10-Q and audit services in connection with the Company’s insurance subsidiaries statutory and regulatory financial statement filings for those fiscal years. Audit Fees also include the audit of internal control over financial reporting.
(2)	Audit-Related Fees consist primarily of fees associated with services related to SEC comment letters received by the Company and miscellaneous administrative services in connection with the Company’s regulatory filing requirements in 2006 and 2007.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of KPMG LLP, and has concluded that the provision of such services is compatible with maintaining the independence of the Company’s auditors.

Representatives of KPMG LLP will be present at the Annual Meeting, will be available to respond to questions and may make a statement if they so desire.

Selection of Independent Auditors

The Audit Committee is responsible to select the independent auditors to audit the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K. The Audit Committee selected KPMG LLP during 2007 as independent auditors for that year, and has selected KPMG LLP to review the interim financial statements of the Company for the first three quarters of 2008. The Audit Committee expects to select the independent auditors of the Company’s annual financial statements for 2008 during the next few months, as part of its normal selection process.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of the Company’s Independent Auditors

The Company’s Audit Committee has established a policy that all audit and permissible non-audit services provided by the independent auditors will be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of the Company’s auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Each director, executive officer of the Company, and person who owns more than 10% of a registered class of the Company’s equity securities is required by Section 16(a) of the Securities Exchange Act of 1934 to report to the SEC by a specified date his or her transactions in the Company’s securities. Regulations promulgated by the SEC require the Company to disclose in this Proxy Statement any reporting violations with respect to the 2007 fiscal year, which came to the Company’s attention based on a review of the applicable filings required by the SEC to report such status as an officer or director or such changes in beneficial ownership as submitted to the Company. No reporting person of the Company made a late filing under Section 16(a) for transactions occurring in fiscal year 2007, except that a Form 3 required to be filed on or before December 27, 2007 by Robert Houlihan was filed on January 17, 2008 and a Form 3 required to be filed on or before January 17, 2008 by Allan Lubitz was filed on January 18, 2008. These statements are based solely on a review of the copies of such reports furnished to the Company by its officers, directors and security holders and a representation that such reports accurately reflect all reportable transactions as holdings.

SHAREHOLDER PROPOSALS

Any proposal of a shareholder of the Company intended to be presented at the next Annual Meeting of Shareholders of the Company pursuant to Rule 14a-8 of the Proxy Rules of the SEC must be received by the Secretary of the Company not later than December 3, 2008, and any proposal of a shareholder submitted outside the processes of Rule 14a-8 must be received by the Company not later than January 14, 2009 to be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting.

OTHER MATTERS

The Company does not know of any business other than that described herein which will be presented for consideration or action by the shareholders at the meeting. If, however, any other business shall properly come before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named therein or their substitutes.

ANNUAL REPORTS

Copies of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission are available, without charge, upon written or faxed request to: Theodore Stalick, Chief Financial Officer, Mercury General Corporation, 4484 Wilshire Boulevard, Los Angeles, California 90010 (fax: (323) 857-4923).

The Company’s Annual Report to Shareholders is being mailed with the Proxy Statement to shareholders of record on March 17, 2008. Upon request, the Company will furnish the Annual Report to any shareholder.

BY ORDER OF THE BOARD OF DIRECTORS,

Judy A. Walters, Secretary

Los Angeles, California

April 2, 2008

Annex A

MERCURY GENERAL CORPORATION

SENIOR EXECUTIVE INCENTIVE BONUS PLAN

The Mercury General Corporation Senior Executive Incentive Bonus Plan (the “Plan”) is designed to motivate and reward certain employees of Mercury General Corporation, a Delaware corporation (the “Company”), and its Subsidiaries (as defined below) to produce results that increase shareholder value and to encourage individual and corporate performance that helps the Company achieve both short and long-term corporate objectives. The Plan is designed to ensure the bonus awards paid hereunder to Eligible Individuals (as defined below) are deductible without limit under Section 162(m) of the Code (as defined below) and the regulations and interpretations promulgated thereunder.

The Board of Directors of the Company (the “Board”) has adopted this Plan, effective with respect to bonus awards for periods beginning on or after January 1, 2008, subject to approval of the Plan by the shareholders of the Company.

ARTICLE I.

Certain Definitions

SECTION 1.1 — Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

SECTION 1.2 — Committee. “Committee” shall mean the Compensation Committee of the Board, or such other committee as may be appointed by the Board consisting solely of two or more Directors, each of whom qualifies as an “outside director” for purposes of Section 162(m) of the Code.

SECTION 1.3 — Director. “Director” shall mean a member of the Board.

SECTION 1.4 — Eligible Individual. “Eligible Individual” shall mean any Vice President or more senior officer of the Company or any Subsidiary.

SECTION 1.5 — Participant. “Participant” shall mean any Eligible Individual selected by the Committee to receive a bonus award under the Plan.

SECTION 1.6 — Performance Period. “Performance Period” shall mean the period of time specified by the Committee for which the achievement of a Performance Goal (as defined below) shall be determined. The “Performance Period” with respect to a Performance Goal may be a Plan Year, or one or more fiscal quarters of a Plan Year.

SECTION 1.7 — Plan Year. A “Plan Year” shall be the fiscal year of the Company, including the fiscal year ending December 31, 2008.

SECTION 1.8 — Subsidiary. “Subsidiary” shall mean any “subsidiary corporation,” as defined in Section 424(f) of the Code, of the Company.

ARTICLE II.

Bonus Awards

SECTION 2.1 — Participants; Bonus Awards. The Committee may, in its discretion, grant bonus awards (each such award, a “Bonus Award”) under the Plan with regard to any specified Performance Period to one or more of the Eligible Individuals. At the time a Bonus Award is granted pursuant to this Section 2.1, the Committee shall specify a bonus amount (“Bonus Amount”) to be paid upon the achievement of the Performance Goals established in accordance Section 2.2, the amount of which Bonus Award shall be subject to Section 2.4.

SECTION 2.2 — Performance Goals.

(a) For each Performance Period with regard to which one or more Eligible Individuals is selected by the Committee to receive a Bonus Award under the Plan, the Committee shall establish in writing one or more objectively determinable performance goals (“Performance Goals”) for such Bonus Award, based upon one or more of the following business criteria, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to the results of a peer group:

•	revenues;

•	sales;

•	cash flows;

•	earnings (including earnings before any one or more of the following: (i) interest, (ii) taxes, (iii) depreciation, and (iv) amortization);

•	earnings (including earnings before any one or more of the following: (i) interest, (ii) taxes, (iii) depreciation, and (iv) amortization) per share of Common Stock;

•	operating income (including operating income before any one or more of the following: (i) depreciation and (ii) amortization);

•	operating income (including operating income before any one or more of the following: (i) depreciation and (ii) amortization) per share of Common Stock;

•	return on equity;

•	total shareholder return;

•	return on capital;

•	return on assets or net assets;

•	income or net income;

•	operating profit or net operating profit;

•	operating margin;

•	cost reductions or savings;

•	working capital;

•	market share;

•	underwriting income;

•	underwriting results;

•	investment results; and

•	fair market value per share of Common Stock.

(b) With respect to any Bonus Award which the Committee determines should constitute qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code and the Treasury Regulations thereunder, the applicable Performance Goals specified pursuant to Section 2.2 (including any adjustments specified pursuant to Section 2.3) shall be established in writing no later than the ninetieth day following the commencement of the period of service to which the Performance Goals relate; provided, however, that in no event shall the Performance Goals be established after 25% of the period of service (as scheduled in good faith at the time the Performance Goals are established) has elapsed. The achievement of any Performance Goals established by the Committee shall be substantially uncertain at the time such Performance Goals are established in writing.

(c) Depending on the business criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance, Subsidiary performance or the performance of a division or business unit of the Company and/or the Subsidiaries. The Committee may, in its discretion, specify different Performance Goals for each Bonus Award granted under the Plan. The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of determining whether and to what extent the specified Performance Goal has been achieved for the Performance Period.

SECTION 2.3 — Adjustments to Performance Components. For each Bonus Award granted under the Plan, the Committee may, in its discretion, at the time of grant, specify in the Bonus Award that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals established under Section 2.2. Such adjustments may include or exclude one or more of the following:

•	items related to a change in accounting principle;

•	items related to financing activities;

•	expenses for restructuring or productivity initiatives;

•	other non-operating items;

•	items related to acquisitions;

•	items attributable to the business operations of any entity acquired by the Company during the Plan Year;

•	items related to dispositions;

•	items related to discontinued operations that do not qualify as a segment of a business under GAAP;

•	items related to impairment of indefinite-lived intangible assets;

•	items related to impairment of long-lived assets and related charges;

•	items related to the discontinuation or revision of an objective index to which performance is compared; and

•	share-based compensation expense.

The amount of any objectively determinable adjustment made pursuant to this Section 2.3 shall be determined in accordance with GAAP to the extent applicable.

SECTION 2.4 — Award Limit. The maximum aggregate amount that may be earned by a Participant under this Plan during any Plan Year with respect to Bonus Awards granted hereunder shall not exceed $5,000,000.

SECTION 2.5 — Other Incentive Awards. The Plan shall not be the exclusive means for the Committee to award incentive compensation to Participants. No employee of the Company or any Subsidiary has a guaranteed right to any discretionary bonus as a substitute for a bonus award under this Plan in the event that Performance Goals are not met or that the Company’s shareholders fail to approve or reapprove the Plan.

ARTICLE III.

Payment of Bonus Award

SECTION 3.1 — Form of Payment. Each Participant’s Bonus Award shall be paid in cash, subject to any applicable tax or other withholding.

SECTION 3.2 — Certification; Timing of Payment.

(a) Prior to the payment of any Bonus Award, the Committee shall certify in writing the level of performance attained (relative to the applicable Performance Goals determined pursuant to Section 2.2 (including any adjustments under Section 2.3)) for the Performance Period to which such Bonus Award relates.

(b) Bonus Award payments shall be made following the close of the Performance Period as soon as practicable after the review and certification by the Committee of the applicable performance upon which the Bonus Award payment is based, or as otherwise determined by the Committee.

(c) Bonus Award payments are not intended to constitute a deferral of compensation subject to Section 409A of the Code and are intended to satisfy the “short-term deferral” exemption under the Treasury Regulations pursuant to Section 409A of the Code. Subject to subsection 3.2(b), and to the extent necessary to cause the Bonus Award to satisfy the “short-term deferral” exemption under the Treasury Regulations pursuant to Section 409A of the Code, a Bonus Award payment shall be made not later than the later of (i) the fifteenth day of the third month following the Participant’s first taxable year in which the Bonus Amount is no longer subject to a substantial risk of forfeiture, or (ii) the fifteenth day of the third month following the Company’s first taxable year in which the Bonus Award is no longer subject to a substantial risk of forfeiture; provided, however, that if due to administrative reasons Bonus Awards are not paid within two and one-half months after the relevant fiscal year end, then such Bonus Awards will be paid as soon as administratively feasible but no later than the last day of the following fiscal year.

(d) Notwithstanding anything to the contrary in this Plan, if at the time of a Participant’s termination of employment with the Company the Participant is a “specified employee” as defined in Section 409A of the Code, as determined by the Company in accordance with Section 409A of the Code, to the extent that the payments or benefits under this Plan are subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which such Participant is entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion shall be paid or distributed to the Participant during the thirty (30) day period commencing on the earlier of (x) the date that is six (6) months following Participant’s termination of employment with the Company, (y) the date of Participant’s death, or (z) the earliest date as is permitted under Section 409A of the Code.

SECTION 3.3 — Negative Discretion. The Committee may, in its discretion, reduce or eliminate the Bonus Amount otherwise payable to any Participant under a Bonus Award, other than any Bonus Awards awarded pursuant to Section 2.1(b) above. Any such reduction or elimination may be made based on such objective or subjective determinations as the Committee determines appropriate.

SECTION 3.4 — Terminations. Except as otherwise provided by the Committee, in its discretion, if a Participant’s employment with the Company and the Subsidiaries is terminated for any reason other than death or disability prior to payment of any Bonus Award, all of the Participant’s rights under the Plan shall terminate and the Participant shall not have any right to receive any further payments with respect to any Bonus Award granted under the Plan. The Committee may, in its discretion, determine what portion, if any, of the Participant’s Bonus Award under the Plan shall be paid if the Participant’s employment has been terminated by reason of death or disability.

ARTICLE IV.

Administration

SECTION 4.1 — Committee.

(a) The Committee shall consist solely of two or more Directors appointed by and holding office at the pleasure of the Board, each of whom constitutes an “outside director” within the meaning of Section 162(m)(4)(C) of the Code and the Treasury Regulations thereunder.

(b) Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee shall be filled by the Board.

SECTION 4.2 — Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan, except with respect to matters which under Section 162(m) of the Code are required to be determined in the sole and absolute discretion of the Committee.

SECTION 4.3 — Determinations of the Committee or the Board. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No members of the Committee or the Board shall be personally liable for any action, inaction, determination or interpretation made in good faith with respect to the Plan or any Bonus Award, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

SECTION 4.4 — Majority Rule; Unanimous Written Consent. The Committee shall act by a majority of its members in office. The Committee may act either by majority vote at a meeting or by a memorandum or other written instrument signed by all of the members of the Committee.

ARTICLE V.

Other Provisions

SECTION 5.1 — Qualified Performance Based Compensation. Bonus Awards under the Plan are intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code and the Treasury Regulations thereunder and the Committee shall take such actions as it may deem necessary to ensure that such Bonus Award will so qualify.

SECTION 5.2 — Amendment, Suspension or Termination of the Plan. This Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, with respect to Bonus Awards which the Committee determines should constitute qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code and the Treasury Regulations thereunder, no action of the Board or the Committee may modify the Performance Goals (or adjustments) applicable to any outstanding Bonus Award, to the extent such modification would cause the Bonus Award to fail to constitute qualified performance-based compensation.

SECTION 5.3 — Effective Date. This Plan shall be effective as of January 1, 2008 (the “Plan Effective Date”), subject to approval by the Board and shareholder approval. The Committee may grant Bonus Awards under the Plan at any time on or after the Plan Effective Date; provided, however, that no Bonus Award payment shall be made prior to the approval of the Plan in accordance with Section 5.4.

SECTION 5.4 — Approval of Plan by Shareholders.

(a) This Plan shall be submitted for the approval of the Company’s shareholders at the annual meeting of shareholders to be held in 2008. In the event that this Plan is not so approved, this Plan shall cease to be effective and no payment shall be made with respect to any Bonus Award granted under the Plan.

(b) This Plan shall be subject to reapproval by the shareholders of the Company not later than the first shareholder meeting that occurs in the fifth year following the year in which the shareholders last approved this Plan, as required under the Treasury Regulations pursuant to Section 162(m) of the Code. In the event that this Plan is not so reapproved, no further Bonus Awards shall be granted under this Plan on or after the date of such shareholder meeting and any outstanding Bonus Award shall be paid in accordance with the terms and conditions of this Plan and such Bonus Award.

SECTION 5.5 — Tax Withholding. The Company shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any taxable event concerning a Participant arising in connection with a Bonus Award granted under this Plan.

SECTION 5.6 — Miscellaneous.

(a) In no event shall the Company be obligated to pay to any Participant a Bonus Award for a Performance Period by reason of the Company’s payment of a Bonus Award to such Participant in any other Performance Period.

(b) The rights of Participants under the Plan shall be unfunded and unsecured. Amounts payable under the Plan are not and will not be transferred into a trust or otherwise set aside. Neither the Company nor any Subsidiary shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Bonus Award under the Plan.

(c) Bonus Awards payable under the Plan are intended to satisfy and shall be interpreted in a manner that satisfies any applicable requirements as qualified “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the Treasury Regulations thereunder. Any provision, application or interpretation of the Plan that is inconsistent with this intent shall be disregarded.

(d) Nothing contained herein shall be construed as a contract of employment or deemed to give any Participant the right to be retained in the employ of the Company or any Subsidiary, or to interfere with the rights of the Company or any Subsidiary to discharge any individual at any time, with or without cause, for any reason or no reason, and with or without notice except as may be otherwise agreed in writing.

(e) No rights of any Participant to payments of any amounts under the Plan shall be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of other than by will or by laws of descent and distribution, and any such purported sale, exchange, transfer, assignment, pledge, hypothecation or disposition shall be void.

(f) Any provision of the Plan that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Plan.

(g) The Plan and the rights and obligations of the parties to the Plan shall be governed by, and construed and interpreted in accordance with, the law of the State of California (without regard to principles of conflicts of law).

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, and Annual Report are available at www.proxyvote.com.

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

MERCURY GENERAL CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 14, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MERCURY GENERAL CORPORATION

The undersigned Shareholder(s) of MERCURY GENERAL CORPORATION (the “Company”) hereby constitutes and appoints George Joseph, Charles E. McClung and Michael D. Curtius, and each of them, attorneys and proxies of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 14, 2008, and at any adjournment or postponement thereof, according to the number of shares of Common Stock of the Company which the undersigned may be entitled to vote, and with all the powers which the undersigned would possess if personally present, as indicated on the reverse side.

The proxies are directed to vote as specified on the reverse side. Except as specified to the contrary on the reverse side, the shares represented by this proxy will be voted FOR all nominees listed and FOR Proposal 2.

ESOP Participants: As to those Common Shares that are held for the undersigned in the Employee Stock Ownership Plan feature of the Company’s Profit Sharing Plan, I Instruct the Trustee of such plan to sign a proxy for me and to mark the proxy as I specify on the reverse side. If I do not so specify or return the signed proxy, I understand that the Administrative Committee of such plan will instruct the Trustee how to vote the shares. I also understand that my vote will be held in the strictest confidence by State Street Bank & Trust, as Trustee for Mercury General Corporation ESOP Plan.

The undersigned revokes any prior proxy at such meeting and ratifies all said attorneys and proxies, or any of them, may lawfully do by virtue hereof. Receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement is hereby acknowledged.

(Please sign and date on reverse side)

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

ATTN: JUDY WALTERS 4484 WILSHIRE BLVD LOS ANGELES, CA 90010

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Mercury General Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Mercury General Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	MERGC1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MERCURY GENERAL CORPORATION	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Directors

PROPOSAL 1. ELECTION OF DIRECTORS	☐	☐	☐

Nominees:
01)	George Joseph	06)	Bruce A. Bunner
02)	Charles E. McClung	07)	Nathan Bessin
03)	Donald R. Spuehler	08)	Michael D. Curtius
04)	Richard E. Grayson	09)	Gabriel Tirador
05)	Donald P. Newell

Vote On Proposal	For	Against	Abstain
PROPOSAL 2. TO APPROVE THE MERCURY GENERAL CORPORATION SENIOR EXECUTIVE INCENTIVE BONUS PLAN	☐	☐	☐

Important: Please sign exactly as your name appears on the Company’s Common Stock Certificate as set forth above. When signing as Attorney, Executor, Administrator, Trustee, Guardian or otherwise, give you full title as such. Each joint tenant should sign.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date